Service Agreement

(1) Quoin Pharmaceuticals, Inc.

(2) Gordon Dunn

Dated November 1, 2021

This Agreement is made and effective on November 1, 2021

Between:

(1)	Quoin Pharmaceuticals, Inc., a Delaware corporation with registered number SR 20181693856 whose registered office is at 251 Little Falls Drive, Wilmington, DE 19808 (Company, we, us); and

(2)	Gordon Dunn of 111 Abingdon Road, London W8 6QU (You, your).

It is agreed as follows:

1.	Definitions and interpretation

1.1	This Agreement means this agreement and any schedules to this agreement which form part of and are incorporated into this agreement.

1.2	The definitions and rules of interpretation in Schedule 1 apply to this agreement.

2.	Position

2.1	You agree to serve as Chief Financial Officer of the Company or such other position as we may agree between us from time to time on the terms of this Agreement.

2.2	You warrant that you are entitled to work in the United Kingdom without any additional approvals and that you are not subject to any restrictions which prevent you from holding office as an officer. You will notify us immediately if this position changes during your Employment.

2.3	There is no mandatory training relating to your Employment and which you are required to pay for. You are expected to engage in training opportunities provided to you from time to time.

3.	Term

3.1	Your Employment will commence on November 1, 2021, and will continue until terminated in accordance with the terms of this Agreement.

3.2	You do not have any employment with a previous employer which counts towards your period of continuous employment with us.

4.	Probationary Period

Your Employment is not subject to a probationary period.

5.	Duties

5.1	You will carry out those duties which attach to your position of Chief Financial Officer, together with any other duties which are assigned to you by us from time to time (and which are commensurate with your position), and shall report to the Company’s Chief Executive Officer or his or her designee.

5.2	On our request, you agree to accept and hold, without additional remuneration, any offices and posts for us and/or any Group Company.

5.3	During your Employment you will:

(a)	devote the whole of your working time, attention and abilities to our business and the business of any Group Company, unless prevented by any Incapacity;

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(b)	faithfully and diligently exercise such powers and perform such duties as we may from time to time assign to you, together with such person or persons as we may appoint to act jointly with you;

(c)	comply with all reasonable and lawful directions given to you by us and observe in form and spirit any restrictions or limitations which may from time to time be imposed on you by us;

(d)	promptly make such reports to the Board in connection with our or any Group Company's affairs on any matters and at any times as are reasonably required or requested by the CEO (or his designee);

(e)	immediately, on becoming aware of it, report your own wrongdoing and any wrongdoing or proposed or contemplated wrongdoing of any director, employee or worker of the Company or any Group Company (irrespective of whether this involves any degree of self-incrimination) to the Board;

(f)	use your best endeavours to promote, protect, develop and extend our business and the business of any other Group Company (save where this causes a conflict with the Company's interests);

(g)	at all times comply with our policies relating to Anti-corruption and Bribery and Data Protection as may be in force and amended from time to time;

(h)	comply with all requirements, recommendations or regulations as amended from time to time of any regulatory authorities relevant to the Company and/or any Group Company and any code of practice, policies or procedures manual issued by the Company (as amended from time to time) relating to dealing in the securities of the Company and/or any Group Company. In relation to overseas dealing you shall observe all laws and all regulations of the stock exchange, market or dealing system in which country or state such dealings take place;

5.4	We take a zero-tolerance approach to tax evasion. Accordingly, you must:

(a)	not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country;

(b)	immediately report to the Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made; and

(c)	at all times comply with our own internal policies relating to tax-evasion (as amended from time to time).

5.5	You will comply with any of our rules, policies and procedures in force from time to time, which may be set out in a staff handbook. Any staff handbook in force from time to time does not form part of this Agreement and we may replace, amend or withdraw any policy at any time. To the extent that there is any conflict between the terms of this Agreement and any policy, this Agreement will prevail.

6.	Place of Work

6.1	Your normal place of work is your home address in the UK, as specified at the head of this Agreement or otherwise notified to the Company (Home Address). The provisions in Schedule 3 will apply whilst you work from your Home Address.

6.2	We reserve the right to change your normal place of work upon reasonable notice to you, to any office premises established by the Company in the Greater London area in the UK.

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6.3	You may be required from time to time to travel to and work at such other locations on a temporary basis as the Company considers necessary for the proper performance of your duties. For the avoidance of doubt, you shall not be reimbursed travel expenses from your Home Address to our offices in the UK (if any).

6.4	You are required to inform us as soon as possible if you plan to change your Home Address and when your Home Address does actually change.

6.5	You confirm that you are not in breach of any covenant or agreement in working from your Home Address. You agree to comply with any home working policy in force from time to time.

6.6	There is no current requirement for you to work outside the UK for any consecutive period of one month or more.

7.	Expenses

7.1	We will reimburse (or procure the reimbursement of) all reasonable expenses to the extent pre-approved by the Company, wholly and properly incurred by you in the course of your Employment, subject to production of VAT receipts or other appropriate evidence of payment as we may request in compliance with our expenses policy in force from time to time.

7.2	Any credit card supplied to you by us must only be used for expenses incurred by you in the course of your Employment and in accordance with the relevant Company policies in force from time to time. You must take good care of the card and you must report any loss immediately to us. The card must be returned to us immediately on request.

8.	Hours of work

8.1	You will work such hours as may be necessary for the proper performance of your duties. You agree that your employment falls within Regulation 20 WTR.

8.2	By signing this Agreement you:

(a)	acknowledge that in the event your Employment is deemed to fall outside of Regulation 20 WTR you may be required to work in excess of an average of 48 hours in any one period of 7 calendar days and consent to do so if requested by the Company or if otherwise necessary for the fulfilment of your duties. You may withdraw such consent by giving no less than 3 months' prior notice in writing to the Company of such withdrawal;

(b)	confirm that you do not undertake any other work for any employer and undertake to seek our consent before undertaking work for any other employer; and

(c)	agree to fully co-operate in assisting us to maintain accurate records of your working hours for the purposes of the WTR.

9.	Base Salary

9.1	You will be paid a salary of USD$360,000 per annum, subject to the deduction of tax and national insurance which we are required by law to deduct. Your salary is inclusive of any fees you are entitled to as officer of us and/or any Group Company.

9.2	Your salary will be paid in equal instalments in accordance with our policies and procedures in effect from time to time. Your salary will accrue from day to day at a rate of 1/260 of your salary.

9.3	Your salary will be reviewed by the Board annually. Following a salary review, we are under no obligation to award any increase. Any increase which is awarded will be effective from the date specified by the Board. Your salary will not be reviewed where notice has been given to terminate your Employment (whether by you or by us).

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10.	Bonus

10.1	In order to be eligible to receive the following bonus amounts you must be employed by the Company at the time of the pay out of such bonuses.

10.2	For the time period starting on the date of commencement of your employment and ending 31 December 31, 2021 (the "2021 Fiscal year"), you will be eligible to earn a pro-rated bonus determined by multiplying (i) the quotient obtained by dividing (A) the number of days you worked in the 2021 Fiscal Year (B) 365, and (ii) 30% of your Base Salary, provided that the foregoing amount may be greater (but not less) based on your performance as determined in the sole discretion of the Board (or any committee thereof).

10.3	For each fiscal year ending during your employment and starting after 31 December 2021, you will be eligible to earn an annual bonus equal to at least 30% of your Base Salary, provided that the foregoing amount may be greater (but not less) based on your performance as determined in the sole discretion of the Board (or any committee thereof).

10.4	As soon as practicable after the effective date of this Agreement and subject to Board, stockholder and all other required approvals, upon Quoin LTD’s adoption of a stock option plan for similarly situated executives of the Company, the Company shall cause Quoin LTD to grant to Executive the option to purchase US$1.25 million worth of shares of Quoin LTD’s common stock pursuant and subject to such stock option plan.

10.5	On the date hereof, the Company shall pay you a signing bonus equal to 1/12 of your basic salary set forth in clause 9.1 above subject to the deduction of tax and national insurance which we are required by law to deduct. Any further entitlement to a bonus shall be in accordance with clauses 10.1 to 10.3 above.

11.	Pension

We will comply with the employer pension duties in accordance with part 1 of the Pensions Act 2008.

12.	Other Benefits

12.1	Subject to the remaining provisions of this clause 12, we will provide you with private medical insurance cover for you and your eligible dependants. We may satisfy this obligation by reimbursing you for the costs of a personal private medical insurance policy taken out by you, provided that such benefit provided or reimbursed to you under this clause 12.1 shall not exceed GBP£12,000 per annum.

12.2	You will also be entitled to participate in such benefit schemes which we may operate from time to time.

12.3	Participation and entitlement to benefits under any benefit scheme is subject to:

(a)	the terms of the relevant scheme as amended from time to time;

(b)	the rules or policies as amended from time to time of the relevant scheme provider;

(c)	acceptance by the relevant scheme provider; and

(d)	satisfaction of the normal underwriting requirements of the relevant insurance provider by you, and as appropriate any of your dependants, and the premium being at a rate which we consider reasonable.

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12.4	We will only be obliged to make payments to you or, as the case may be, your eligible dependants under any benefit scheme where we have received payment from the insurance provider for that purpose. If an insurance provider refuses to provide any benefit to you or, as the case may be, your eligible dependents based on its own interpretation of the terms and/or rules of the relevant scheme (or otherwise), we will not be liable to provide you with any replacement benefit or pay any compensation in lieu of that benefit.

12.5	In our sole and absolute discretion, we reserve the right to discontinue, vary or amend any benefit scheme (including the provider and/or level of provided under any scheme) at any time and on reasonable notice to you. You agree that we will not be under any obligation to continue your Employment under this Agreement so that you may continue to receive any benefits provided under it and you agree that you will have no entitlement to compensation or otherwise from us and/or any Group Company for the loss of any such entitlements and/or benefits.

13.	Holidays

13.1	You are entitled to 25 days' paid holiday in each holiday year plus the usual public holidays in England and Wales. In the years your Employment starts or finishes, your holiday entitlement will be calculated on a pro-rata basis rounded up to the nearest half day.

13.2	Holiday requests must be agreed in advance in writing with the CEO (or his designee) in accordance with our holiday policy in force from time to time.

13.3	On giving at least 5 days' notice in writing, we may require you to take (or not to take) accrued holiday on particular dates, including during your notice period. Any accrued but unused holiday entitlement will be deemed to be taken during any period of garden leave taken pursuant to clause 18 unless agreed otherwise.

13.4	Subject to clause 13.5, you cannot carry forward accrued but untaken holiday from one holiday year to the following year, except as set out in our holiday policy in force from time to time or as otherwise agreed in advance with the CEO (or his designee).

13.5	You can carry forward accrued but untaken holiday where you have been prevented from taking it in the relevant holiday year due to a period of sickness absence or statutory leave:

(a)	In cases of carry-over of accrued but untaken leave due to sickness absence, any carry-over is limited to four weeks' holiday per year including bank holidays and that carried-over leave must be taken within eighteen months of the end of the relevant holiday year or it will be lost.

(b)	In cases of carry-over of accrued but untaken leave due to statutory leave, any carried-over leave must be taken during the holiday year it is carried into.

13.6	You will have no entitlement to any payment in lieu of accrued untaken holiday except on termination of your Employment. Subject to clause 13.7 below, the amount of any such payment in lieu will be an amount equal to 1/260 of your salary for each untaken day of entitlement in the Holiday Year your employment terminates.

13.7	If we have terminated or would be entitled to terminate your Employment summarily under clause 20 or if you have terminated your Employment in breach of this Agreement, any payment in lieu under clause 13.6 will be limited to your statutory entitlement under the WTR.

13.8	If you have taken more holiday than your accrued holiday entitlement at the date your employment terminates, we will be entitled to deduct the excess holiday pay from any payments due to you. The amount of any payment will be calculated at 1/260 of your salary for each excess day.

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13.9	In addition to any paid holiday and paid absence for Incapacity (see clause 14 below) in accordance with this Agreement, you will be entitled to take other leave (which may or may not be paid) during your Employment. Further details are usually set out in our policies and/or available upon request from the CEO or the Board.

14.	Sickness Absence

Your absence

14.1	If you are unable to perform your duties due to Incapacity, you must report this to the CEO (or his designee) on the first day of absence and indicate so far as possible the date on which you expect to return to work.

14.2	You will keep us up to date regarding your Incapacity on request and provide us with such certification or other information regarding your Incapacity as we require. You will comply with any sickness policy in force from time to time.

14.3	At our request, you agree to consent to medical examinations (at our expense) by a doctor nominated by us. We are entitled to rely on the reasonable opinion of any doctor engaged to examine you under this clause as to your fitness for work. For the avoidance of doubt, if the doctor considers you unfit for work your only entitlement to remuneration will be sick pay in accordance with this clause 14.

Sick pay

14.4	Subject to your compliance with this Agreement (in particular clauses 14.1, 14.2 and 14.3 above), you will be entitled to receive base salary and contractual benefits during any periods of Incapacity up to a maximum number of 3 months in any 52 week period. These payments will be inclusive of any statutory sick pay (SSP) due. Your qualifying days for SSP purposes are Mondays to Fridays. Any pay or benefits (if any) paid from time to time in excess of that set out in this clause 14.4 will be in our absolute discretion.

14.5	Save where the Board determines in its absolute discretion, no sick pay, except for any SSP, will be payable for any period where:

(a)	you are subject to any investigation or process for your conduct or performance or you are potentially at risk of redundancy and which could result in the imposition of a warning, dismissal or other sanction (including any performance measure); or

(b)	you refuse on request to obtain a medical report from your GP or any other person responsible for your clinical care and/or to attend a medical examination by our appointed doctor and provide your medical records to that doctor.

Recovery

14.6	If your sickness or injury appears due to actionable negligence, nuisance or breach of any statutory duty on the part of a third party and damages are or may be recoverable, you will immediately notify the Board of the fact and of any claim, settlement or judgment made or awarded in connection with it, together with all relevant particulars that the Board may reasonably require. On request you agree to co-operate in any related legal proceedings. You will refund to us any damages or compensation which you receive and which relate to your loss of earnings for the period of your sickness or injury as reasonably determined by us/the Board, less any costs borne by you in connection the recovery of such damages or compensation, provided that the amount to be refunded will not exceed the total amount paid to you by us in respect of that period of your sickness or injury.

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15.	Outside interests

15.1	Save as provided for in clause 15.2 below, except as our representative or with the Board's prior written approval, during the term of this Agreement (whether during or outside normal working hours and whether paid or unpaid), you agree:

(a)	not to be directly or indirectly engaged, concerned or have any financial interest as an agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, in any other business, trade, venture, organisation, profession or occupation, or in the setting up of the same;

(b)	not to carry out any public or private work other than your duties under this Agreement. except that you may engage in charitable or public service so long as such activities do not conflict with the performance of your duties.

15.2	You may:

(a)	engage in charitable or public service so long as such activities do not conflict or interfere with the performance of your duties under this Agreement;

(b)	hold an investment of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) and where such company does not carry on a business similar to or competitive with any business for the time being carried on by us or any Group Company; and

(c)	continue as a non-executive director of Health Technologies Limited, U-Research Limited and Oddonos Gelati Italiani Limited and hold more than 5% of the total issued share capital in these companies.

15.3	You agree to disclose to the Board any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may reasonably be considered to interfere, conflict or compete with the proper performance of your obligations under this Agreement.

16.	Confidential Information

16.1	You acknowledge that in the course of your Employment you will have access to Confidential Information. You have therefore agreed to accept the restrictions in this clause 16.

16.2	You shall not during your Employment (except in the proper course of your duties) or at any time after its termination (however arising) directly or indirectly, use, disclose or communicate to any person any Confidential Information.

16.3	Clause 16.2 does not to apply to:

(a)	any use or disclosure authorised by the CEO or the Board and/or as required by law;

(b)	any information which is already in or comes into the public domain other than through your unauthorised disclosure;

(c)	any protected disclosure within the meaning of s43A Employment Rights Act 1996;

(d)	reporting a suspected criminal offence to the police or any other law enforcement agency or cooperating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

(e)	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;

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(f)	whether required to or not, making a disclosure to or cooperating with any investigation by HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);

(g)	complying with an order from a court or tribunal to disclose or give evidence; and/or

(h)	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from your employment or its termination.

16.4	You agree that you will:

(a)	use your best endeavours to prevent the unauthorised publication, disclosure or copying of any Confidential Information;

(b)	inform the Board immediately if you become aware or suspect that any person, company or organisation knows or has used any Confidential Information; and

(c)	return all Confidential Information and Copies immediately on request.

17.	Intellectual Property

17.1	You will promptly disclose to us full details of any Invention and/or Works (including, without limitation, any and all computer programs, photographs, plans, records, drawings and models) which you (whether alone or with any other person) originate, make, conceive, create, develop, write or devise at any time during the Employment (whether during normal working hours or at the premises of the Company or otherwise). You will treat all Inventions and Works as Confidential Information of the Company.

17.2	You acknowledge that as our employee, property and Intellectual Property Rights in such Inventions and Works belong to us. To the extent not already vested in us by operation of law:

(a)	You will hold all Intellectual Property Rights in such Inventions and/or Works and any materials embodying the same on trust for us until any rights to such Inventions and/or Works have been fully and absolutely vested in us in accordance with the remaining provisions of this clause 17;

(b)	subject to sections 39-43 of the Patents Act 1977, you will assign to us all patents and rights to apply for patents or other appropriate forms of protection in each Invention throughout the world;

(c)	you assign to us with full title guarantee by way of present and future assignment all copyright, design rights and other proprietary intellectual property rights (if any) for their full terms throughout the world in respect of the Works; and

(d)	you will execute any document necessary to assign to us any rights referred to under this clause 17 and at our request and expense, do all things necessary or desirable (including entering into any agreement which we reasonably require) to vest such rights in us including without limitation applying and joining in with us in applying for any protection for or registration of any such rights to enable us and/or any Group Company and/or any nominee of us or any Group Company to obtain the full benefit and/or substantiate our rights and/or those of any Group Company under paragraphs (a), (b) and (c).

17.3	You acknowledge and agree that the patenting and exploitation of any Invention will be at our sole discretion. You will not apply to register any Intellectual Property Right in your own name or do anything which would impact on the validity of any Intellectual Property Right obtained or to be applied for by us, any Group Company and our and/or their nominee at any time during your Employment.

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17.4	You irrevocably and unconditionally waive in favour of us any and all present and future moral rights conferred on you by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and to the extent permitted by applicable law any other similar rights provided for under the laws now or in future in force in any part of the world for any Work, the rights in which are vested in the Company whether by clause 17.2 or otherwise.

18.	Garden Leave

18.1	During any period of notice to terminate your Employment (whether given by you or us), or if you purport to terminate your Employment in breach of this Agreement, we may, in our absolute discretion, for all or any part of your notice period:

(a)	provide you with no work and/or revoke any powers you hold on our behalf or that of any Group Company;

(b)	require you to carry out alternative duties and/or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as we may decide;

(c)	exclude you from any of our or any Group Company's premises;

(d)	require you:

(i)	not to contact (other than purely social contact) or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of ours or any Group Company save as agreed in writing by the CEO or the Board; and

(ii)	to disclose to the CEO or the Board any attempted contact (other than purely social contact) with any person with whom you have been required not to have any contact pursuant to this clause.

18.2	Any action taken under clause 18.1 will not be a breach of this Agreement and you will not have any claim against the Company and/or any Group Company in respect of such action.

18.3	For the avoidance of doubt, during any period of Garden Leave:

(a)	you will continue to be entitled to your basic salary and contractual benefits in the usual way (subject to the terms of this Agreement and the terms of any benefit scheme);

(b)	you will remain our employee and be bound by the terms and conditions of this Agreement (including any implied duties of good faith and fidelity);

(c)	save as agreed in writing by the Board, you will not work for any other person or on your own account;

(d)	any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave unless we notify you in writing otherwise; and

(e)	except for any periods of holiday taken under this Agreement, you will remain readily contactable and available to work for us and/or any Group Company.

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19.	Payment in lieu of notice

19.1	We may in our sole and absolute discretion, terminate your Employment at any time with immediate by notifying you that we will make a payment in lieu of notice in accordance with the provisions of this clause 19 equal to your basic salary (as at the termination date) which you would have been entitled to receive under this agreement during the notice period referred to at clause 20 below (or if notice has already been given, during the remainder of the notice period) less income tax and national insurance contributions ("Payment in Lieu").

19.2	For the avoidance of doubt, any Payment in Lieu shall not include any payment in respect of:

(a)	any bonus or commission payments that might otherwise have been paid to you during the period for which the Payment in Lieu is made;

(b)	benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; or

(c)	any holiday entitlement that would have accrued to you during the period for which the Payment in Lieu is made.

19.3	We may pay any Payment in Lieu in equal monthly instalments until the date on which your notice period would have expired if notice had been given. You undertake to seek and take up, as soon as reasonably practicable, any opportunity to earn alternative income during this period and to notify us of any income you receive or are entitled to receive. Any outstanding instalments will then be reduced (including to zero) by the amount of such income. You agree that no further payments will become payable to you under this clause 19 with effect from the first day of taking up that opportunity.

19.4	You shall have no right to receive a Payment in Lieu unless we have exercised our discretion in clause 19.1. Nothing in this clause 19 shall prevent us from terminating your Employment summarily in accordance with clause 20 below.

19.5	If having elected to make a Payment in Lieu but either before or after the payment (or any instalment of it) is made, it comes to our attention that we may have been entitled to terminate your employment summarily for a reason within clause 20 or otherwise, you will have no entitlement to any Payment in Lieu (or any outstanding instalment of it) and we reserve the right to demand the immediate repayment of any sum which has already been paid.

20.	Termination

20.1	Subject to clause 20.2, your Employment may be terminated by us by giving you not less than 12 months' prior notice in writing. You may terminate your Employment by giving us not less than 1 month's prior notice in writing.

20.2	We may terminate your Employment at any time, without notice and with no liability to make any further payment to you (other than amounts which have accrued due to the date of termination) in all appropriate circumstances, included but not limited to where you:

(a)	are guilty of a material breach of the requirements, rules or regulations as amended from time to time of any regulatory authorities relevant to us or any Group Company or any code of practice, policy or procedures manual issued by us (as amended from time to time) relating to dealing in the securities of the Company or any Group Company;

(b)	commit any act of gross misconduct;

(c)	commit any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuse or neglect to comply with any reasonable and lawful directions given by the Board;

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(d)	are, in the reasonable opinion of the CEO and Board, negligent and incompetent in the performance of your duties;

(e)	your conduct (whether or not it occurs during or in the context of your Employment) is such that it may in the reasonable opinion of the Board bring the Company and/or any Group Company into disrepute and/or is calculated or likely prejudicially to affect the interests of the Company and/or any Group Company;

(f)	you commit any act of fraud or dishonesty or corrupt practice or a breach of the Bribery Act 2010 relating to the Company and/or any Group Company, any of its or their employees, customers or otherwise;

(g)	you are guilty of a serious breach of rules issued by us from time to time regarding our electronic communications systems;

(h)	you cease to be eligible to work in the United Kingdom;

(i)	you are convicted of any criminal offence (other than an offence under the road traffic legislation in the United Kingdom or abroad for which a fine or non-custodial penalty is imposed);

(j)	you are convicted of any offence under any regulation or legislation relating to insider dealing; and/or

(k)	a bankruptcy petition is presented against you or you are declared bankrupt or an interim order is made in respect of you pursuant to section 252 Insolvency Act 1986 or you make any arrangement or composition with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984.

20.3	Our rights under clause 20 are without prejudice to any other rights that we may have at law to terminate your Employment or accept any breach of this Agreement by you as having brought the Agreement to an end. Any delay by us in exercising our rights under clause 20 shall not constitute a waiver of such rights.

21.	Obligations on Termination

21.1	On the termination of your Employment (however arising) or if earlier, at the start of a period of Garden Leave you will on request:

(a)	immediately resign without compensation from any directorships in the Company or any Group Company or from any position which you hold as a trustee in relation to the business of the Company or any Group Company;

(b)	subject to clause 21.2 below, immediately deliver to us all documents, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to our or any Group Company's business or affairs or our or its business contacts and any other property of ours or any Group Company which in your possession or under your control;

(c)	irretrievably delete any information (including Confidential Information) relating to our or any Group Company's business stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside our premises;

(d)	inform us of all passwords, passcodes, PIN numbers and any other similar information used by you in relation to any information technology systems and/or any other secured property of the Company and/or any Group Company;

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(e)	provide a signed statement that you have complied fully with your obligations under this clause 21.1 together with such reasonable evidence of compliance as we may request.

21.2	Where you are on Garden Leave you will not be required to return any property provided to you as a contractual benefit for use during your Employment until the end of that Garden Leave period.

21.3	You agree to update any social media profile you may have so as not to misrepresent that you are employed by or in any way associated with the Company and/or any Group Company. You will ensure that any amendment to your social media profile does not put you in breach of the restrictions set out in Schedule 2 of this Agreement including, without limitation, your restrictions on soliciting Clients or Prospective Clients as defined in that Schedule.

22.	Restrictions following termination

22.1	Without prejudice to the other terms of this Agreement, you agree that following the termination of your Employment for any reason whatsoever, you will be bound by and you will comply with the terms and conditions set out in Schedule 2 to this Agreement.

23.	Disciplinary and grievance procedures

23.1	You are subject to our disciplinary and grievance procedures, and such other procedures of this nature as are adopted by us from time to time. These procedures do not form part of your contract of employment and their application is at our discretion.

23.2	If you are dissatisfied with any disciplinary decision to dismiss you, you should refer such dissatisfaction in writing to the Board.

23.3	If you want to raise a grievance (other than one relating to a disciplinary decision or decision to dismiss you), you may apply in writing to the Board.

Suspension

23.4	We may suspend you from any and all of your duties for no longer than is necessary to investigate any disciplinary matter involving you or for so long as is otherwise reasonable while any disciplinary or capability procedure against you is outstanding.

23.5	During any period of suspension:

(a)	you will remain our employee and bound by the terms of this Agreement;

(b)	you will continue to receive your basic salary and all contractual benefits in the usual way (subject to the terms of this Agreement and the terms of any benefit scheme);

(c)	you will ensure that the Board knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

(d)	we may exclude you from your place of work or any of our or any Group Company's other premises; and

(e)	we may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of ours of any Group Company.

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24.	Data Protection

Your Personal Data

24.1	You will keep us informed of any changes to your Personal Data, including name, address and bank details.

24.2	We are subject to legal obligations regarding your Personal Data. The staff privacy notice in force from time to time (Staff Privacy Notice) sets out further details on how we will collect and process your Personal Data (but does not form part of your terms and conditions of employment). We will also rely upon lawful grounds for processing your Personal Data as set out in the Staff Privacy Notice.

24.3	Our systems enable us to monitor telephone, email, voicemail, internet and other communications. In order to carry out its legal obligations as an employer (such as ensuring your compliance with our IT related policies) and for other business reasons, we may monitor use of systems including the telephone and computer systems, and any personal use of them, by automated software or otherwise. Monitoring of our systems includes the ability to review the content of individual messages, emails or voicemails. Monitoring is only carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes. You should refer to the Staff Privacy Notice and any other relevant policies in place from time to time for further details

Your Responsibilities when Handling Personal Data

24.4	You confirm that you shall, at all times, comply with all obligations imposed upon you under our policies and the Staff Privacy Notice in each case from time to time in force.

24.5	If you discover a data breach, you must notify the Board urgently providing details on the circumstances of the breach. A data breach occurs where there is destruction, loss, alteration or unauthorised disclosure or access to personal data which is being held, stored, transmitted or processed in any way. For example, there is a data breach if our servers are hacked or if a laptop/USB stick is lost or an email is sent to the wrong person by mistake.

24.6	Failure to comply with your obligations under this clause 24 will in most circumstances be considered to be a serious disciplinary offence which may lead to disciplinary action against you (up to and including summary dismissal).

25.	Warranty

You represent and warrant to us that by entering into this Agreement or performing any of your obligations under it, you will not be in breach of any court order or arrangement, any express or implied terms of any contract and/or any other obligation, restriction or undertaking and you undertake to indemnify us and/or any Group Company against any claims, costs, damages, liabilities and/or expenses which we and/or any Group Company may incur as a result of any such breach.

26.	Deductions

We may deduct from your salary, or any other payments due to you, any money which you may owe to us or any Group Company at any time.

Restructurings

26.1	You consent to the transfer of your employment under this Agreement to any Associated Employer at any time during your Employment.

26.2	If your Employment is terminated by reason of any reconstruction or amalgamation, of us and/or any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, you will have no claim against us, any Group Company and/or any such undertaking arising out of or in connection with your termination.

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27.	Power of Attorney

You irrevocably appoint us (or a person nominated by us) to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for us to obtain for ourselves or our nominee the full benefit of clauses 17 and 21.

28.	Changes to your terms of employment

We reserve the right to make reasonable changes to your terms of employment. You will be notified in writing of any changes as soon as possible and in any event within one month of the change.

29.	Collective Agreements

There is no collective agreement which directly affects your Employment.

30.	Entire Agreement

30.1	This Agreement and any document referred to in it sets out the entire agreement and understanding between the parties and supersedes and extinguishes all prior agreements, promises, assurances, warranties, representations, understandings and/or arrangements between them, whether written or oral, relating to its subject matter.

30.2	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement. Nothing in this clause shall limit or exclude any liability for fraud.

31.	Variation

No purported variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

32.	Counterparts

32.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.

32.2	No counterpart will be effective until each party has executed and delivered at least one counterpart.

33.	Third Party rights

No one other than you and the Company shall have any right to enforce any terms of this Agreement.

34.	Notices

34.1	Any notice to a party under this Agreement will be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by email or by prepaid first class post to, in your case, your last known residential address or, in the case of the Company, its registered office.

34.2	A notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally to a party or to the specified address;

(b)	on the second working day after posting by first class prepaid post; or

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(c)	2 hours after transmission if served by email on a business day prior to 3pm or in any other case at 10 am on the business day after the date of transmission.

35.	Governing law and jurisdiction

35.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

35.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

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Schedule 1

Definitions and interpretation

1.	Definitions

1.1	In the Agreement to which this Schedule is attached, unless the context otherwise requires:

"Associated Employer" has the meaning given to it in the Employment Rights Act 1996.

"Board" means the board of directors of the Company from time to time and includes any committee of the Board duly appointed by it.

"Confidential Information" means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating to or belong to the Company and/or any Group Company including but not limited to:

(a)	Information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service;

(b)	Secret formulae, processes, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any Group Company;

(c)	Lists or details of customers, potential customers or suppliers or the arrangements made with any customer or supplier; and

(d)	Any information in respect of which the Company and/or any Group Company owes an obligation of confidentiality to any third party.

"Employment" means your period of employment under this Agreement and is deemed to include any period of garden leave served under clause 18.

"Group Company" means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s1159, s1162 (together with Schedule 7 and the definition of 'parent company' in s1173), s1161 and Schedule 6 of the Companies Act.

"HMRC" means Her Majesty's Revenue and Customers.

"Incapacity" means any sickness, injury or other medical disorder or condition which prevents you from carrying out your duties.

"Intellectual Property Rights" means any patents, rights to Inventions, copyright and related rights, trade marks, service marks, trade names and business names, rights in get-up, goodwill, rights to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in domain names and URLs, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

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"Invention" means any know how, technique, process, improvement, invention or discovery (whether patentable or not) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during your employment and which relates or could relate directly or indirectly to the Company's or any Group Company's businesses.

"Personal Data" means information relating to an individual (or from which an individual may be identified).

"Termination Date" means the date on which the Employment terminates howsoever caused.

"WTR" means the Working Time Regulations 1998 (SI 1998/1833).

"Works" means all works including without limitation all copyright works or designs originated, conceived, developed or written by you alone or with others during your employment which relate to or could relate to the Company's or any Group Company's businesses.

2.	Interpretation

2.1	In the Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in s21(1) Interpretation Act 1978) mad under it; and

(ii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

(c)	a reference to:

(i)	a "person" includes any individual, firm, body corporate, business, venture, association, partnership or government department (whether or not having a separate legal personality, and whether or not acting for profit);

(ii)	clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear; and

(iii)	'indemnify' and 'indemnifying' any person against any circumstances include indemnifying and keeping them harmless from all actions, claims and proceedings from time to time made against them and all loss or damage and all payments (including fines, penalties and interest, costs or expenses) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(d)	Except where otherwise stated, words and phrases defined in the City Code on Take-overs and Mergers or in the Companies Act 2006 have the same meaning in this Agreement.

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Schedule 2

(Post termination restrictions)

1.	Definitions and interpretation

1.1	In this Schedule 2, the definitions and rules of interpretation in Schedule 1 apply.

1.2	In addition, the following definitions below apply:

"Business" means the business of the Company and/or any Group Company, or any part of such a business, in respect of which you had been materially concerned at any time during the Protected Period.

"Capacity" means you directly or indirectly, acting alone or jointly, with or on behalf of any other person, holding any position (whether employed or engaged) or otherwise providing any services (including but not limited to you being a director, officer, employee, worker, consultant, contractor, adviser, partner, principal, agent or volunteer) and whether for your own benefit or that of any other person.

"Client" means any person who was a client of the Company and/or any Group Company at any time during the Protected Period and with whom you had material personal dealings at any time during the Protected Period.

"Garden Leave Period" means the time during any period of notice in which the Company placed you on garden leave pursuant to clause 18 of the Agreement; and

(a)	required you to no longer carry out any material duties on behalf of the Company and/or any Group Company; and/or

(b)	aside from purely social contact, prohibited you from contacting:

(i)	Clients for the purposes of paragraph 3.1(a);

(ii)	Prospective Clients for the purposes of paragraph 4;

(iii)	Key Employees for the purposes of paragraph 5.1(a); and

(iv)	Suppliers for the purposes of paragraph 7.

"Interest" means:

(a)	the direct or indirect provision of any financial assistance and/or

(b)	the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures),

save for the ownership, for passive investment purposes only, of not more than 5% of the issued ordinary shares of any person.

"Key Employee" means any person who at any time during Protected Period was employed or engaged by the Company and/or Group Company and with whom you had material dealings at any time during the Protected Period and:

(a)	who reported to you at any time during the Protected Period;

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(b)	who acquired influence over any Clients and/or Prospective Clients and/or Suppliers during the Protected Period by reason of having been employed or engaged by the Company and/or any Group Company;

(c)	who held a senior managerial, sales, marketing, technical or supervisory role at any time during the Protected Period; and/or

(d)	who could otherwise materially damage the Company and/or Group Companies' interests if they were involved in any Capacity in any person that competes or is proposing to compete with the Business.

"Prospective Clients" means any person who at any time during the Protected Period was engaged in negotiations with the Company and/or any Group Company with a view to obtaining goods or services from the Company and/or any Group Company and with whom you had material personal dealings at any time during the Protected Period.

"Protected Period" means the 12 month period immediately preceding the earlier of the Termination Date and the commencement of any Garden Leave Period

"Restricted Area" means the territories in which the Business operated at any time during the Protected Period.

"Suppliers" means any person who supplied goods or services to the Company and/or any Group Company on terms other than those generally available to another purchaser in the market at any time during the Protected Period, whether by reason of exclusivity (whether de facto or contractually obliged) price or otherwise, and with whom you had material personal dealings at any time during the Protected Period.

2.	Non-Compete

2.1	During the period of 6 months following the Termination Date less any Garden Leave Period, you shall not be employed or engaged in any Capacity by any person to the extent that your activities for or on behalf of such person shall be:

(a)	in competition with the Business within the Restricted Area; and/or

(b)	preparing to compete with the Business within the Restricted Area.

2.2	During the period of 6 months following the Termination Date less any Garden Leave Period, you shall not hold any Interest in any person which is:

(a)	in competition with the Business within the Restricted Area; and/or

(b)	preparing to compete with the Business within the Restricted Area.

3.	Clients

3.1	During the period of 9 months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity, in competition with the Business within the Restricted Area:

(a)	solicit, canvass, induce or entice away (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement away) from the Company and/or any Group Company, the custom or business of any Client; and/or

(b)	solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) a Client to reduce or vary the terms upon which it deals with the Company and/or any Group Company or otherwise cause the value of the Company and/or any Group Company's arrangement with the Client to be diminished; and/or

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(c)	deal with or supply any Client.

4.	Prospective Clients

4.1	During the period of 9 months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity, in competition with the Business within the Restricted Area:

(a)	solicit, canvass, induce or entice away (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement away) from the Company and/or any Group Company, the prospective custom or business of any Prospective Client; and/or

(b)	solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) a Prospective Client to reduce or vary the prospective terms upon which it may deal with the Company and/or any Group Company or otherwise cause the prospective value of the Company and/or any Group Company's prospective arrangement with the Prospective Client to be diminished; and/or

(c)	deal with or supply any Prospective Client.

5.	Key Employees

5.1	During the period of 9 months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity:

(a)	solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) any Key Employee to terminate their employment or engagement with the Company and/or any Group Company, whether or not that person would breach any obligations owed to the Company or any relevant Group Company by so doing; and/or

(b)	solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) any Key Employee to renegotiate their terms of employment or engagement with the Company and/or any Group Company; and/or

(c)	offer (or endeavour, procure, assist or facilitate the offering of) any employment and/or engagement to any Key Employee.

6.	Team Moves

6.1	If, at any time during the two year period prior to the Termination Date, two or more Key Employees leave the employment of the Company and/or any Group Company and take up employment or engagement with the same person, where such person is also:

(a)	in competition with the Business within the Restricted Area; and/or

(b)	preparing to compete with the Business within the Restricted Area,

you shall not, at any time during the 12 months following the last date on which such Key Employee was employed and/or engaged by the Company and/or any Group Company, be employed or engaged in any way with that person to the extent any of your activities for such person will likely be in competition with, or preparing to compete, with the Business within the Restricted Area.

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7.	Suppliers

7.1	During the period of 9 months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity, in competition with the Business within the Restricted Area:

(a)	solicit, canvass, induce or entice away (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement away) from the Company and/or Group Company, the supply of any goods or services from any Supplier; and/or

(b)	solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) the Supplier to reduce or alter the terms or quantity of supply to the Company and/or any Group Company or otherwise cause the value of the Company and/or any Group Company arrangement with the Supplier to be diminished; and/or

(c)	deal with or accept the supply of any goods or services from any Supplier, where such supply is likely to be the detriment of the Company and/or any Group Company.

8.	Disclosure

8.1	You undertake that if you are offered and/or agree to take up a position in any Capacity by any person during your employment with the Company and/or before the expiry of the last of the covenants in this Schedule, you will immediately:

(a)	disclose a copy of these restrictions to that person; and

(b)	notify the Company of the offer of a position and identity of such person.

8.2	You undertake that if any person at any time seeks to induce you to breach the provisions in this Schedule, during your employment with the Company and/or before the expiry of the last of the covenants in this Schedule, you will immediately disclose full details of such information to the Company.

8.3	Following the termination of your employment, you shall not hold yourself out or permit any person to hold you out as being in any way still connected with or interested in the Company or any Group Company.

9.	General

9.1	You agree that the restrictions contained in this Schedule shall also apply to your use of any social networking sites and/or professional networking sites, regardless of whether such accounts are held by you personally, held by you in the course of your employment and/or engagement with the Company and/or Group Company or otherwise held by you in any other Capacity for any other person.

9.2	You acknowledge and accept that you have had the opportunity to take independent professional advice. You warrant that you believe the covenants contained within this Schedule to be reasonable as between the parties and that you have no present intention of ever arguing that the restraints are unreasonable or otherwise unenforceable.

9.3	Notwithstanding the above, you agree that each of the restrictions in this Schedule are intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

9.4	You have given the undertakings in this Schedule to the Company as trustee for itself and each Group Company in respect of whom you have been concerned in any Business. You agree that each such Group Company may enforce the benefit of each such undertaking. You shall, at the request and expense of the Company, enter into direct undertakings with any such Group Company which correspond to the undertakings in this Schedule.

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9.5	You agree that if you have material business dealings in other foreign jurisdictions on behalf of any Group Company, you will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.

9.6	You agree that if the Company transfers all or any part of its business to any other person ("Transferee"), the restrictions contained in this Schedule shall, with effect from the date of you becoming an employee of the Transferee, apply to you as if:

(a)	references to the Company include the Transferee, and references to any Group Companies were construed to include group companies of the Transferee;

(b)	references to Clients, Prospective Clients, Key Employees and Suppliers of the Company include the Transferee, and references to any Group Companies were construed to include group companies of the Transferee, and you will, if so required, enter into an agreement with the Transferee containing post termination restrictions corresponding to those restrictions in this Schedule.

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Schedule 3

Home-working

1.	Equipment and Insurance

1.1	We shall provide you for your sole business use with equipment for the purpose of carrying out your duties (Company Property).

1.2	For the avoidance of doubt, the Company Property will remain the property of the Company and you will not permit use of it by any person other than yourself and our authorised representatives.

1.3	You will be responsible for any damage to the Company Property which goes beyond ordinary wear and tear. You are required to report to us any such damage or malfunction of the Company Property as soon as you become aware of it.

1.4	You will not cause or permit any act or omission which will invalidate the insurance policy covering the Company Property.

1.5	You consent to representatives of the Company, at reasonable times and on reasonable notice, entering your Home Address to:

(a)	install, inspect, replace, repair, maintain or service any Company Property and during your Employment;

(b)	carry out health and safety risk assessments of the Company Property and your workstation during your Employment; and

(c)	recover Company Property (including upon termination of your Employment).

2.	IT and Monitoring

You agree to comply with any electronic communications systems or similar policy from time to time in force.

3.	Confidential Information and Data Protection

3.1	You are responsible for ensuring the security of Confidential Information at your Home Address. In particular, you undertake to:

(a)	lock your computer terminal whenever it is left unattended;

(b)	ensure any wireless network used is secure;

(c)	keep all papers in filing cabinets that are locked when not in use; and

(d)	comply with applicable data protection legislation and the Company's data protection policies and Staff Privacy Notice which the Company may issue from time to time regarding the retention and processing of Personal Data.

4.	Health and Safety

You agree to comply with all health and safety guidelines and instructions which we may give to you from time to time and to complete without delay all health and safety questionnaires that we may send to you from time to time.

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This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a Deed		)
by Gordon Dunn		)	/s/ Gordon Dunn
in the presence of:		)

Signature of witness:	/s/ Denise Carter

Name: Denise Carter

Address: [omitted]

Occupation: Chief Operating Officer,

Quoin Pharmaceuticals, Inc.

Executed as a Deed		)
by Quoin Pharmaceuticals, Inc.		)
acting by Michael Myers,		)	/s/ Michael Myers
a director in the presence of:		)

Director

Signature of witness:	/s/ Denise Carter

Name: Denise Carter

Address: [omitted]

Occupation: Chief Operating Officer,

Quoin Pharmaceuticals, Inc.

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